NEWS RELEASE

Contact: Gary L. Smith VP, Finance & Treasurer	Date:	November 6, 2007

Phone: 419-891-6417

E-mail: gary_smith@andersonsinc.com

THE ANDERSONS ELECTS KILBANE TO BOARD OF DIRECTORS

MAUMEE, OHIO, NOV. 6, 2007 – The Andersons, Inc. (Nasdaq:ANDE) has named
Catherine M. Kilbane to the company’s Board of Directors effective December 1, 2007.

The appointment of Ms. Kilbane expands the number of Board of Directors to 11.

“We are very pleased to have Cathy join our Board,” said Chairman Dick Anderson. “We look forward to her contribution and expertise as we continue on our journey of excellence to serve our customers, employees, communities and shareholders now and well into the future.”

Currently serving as the Senior Vice President, General Counsel and Secretary for American Greetings Corporation (NYSE:AM) since October 2003, Kilbane is a member of the company’s senior leadership team, reporting directly to the CEO.

Ms. Kilbane earned her bachelor’s and J.D. degrees from Case Western Reserve University, Cleveland, Ohio. She also attended the University’s Weatherhead School of Management studying financial and managerial accounting, and entrepreneurial behavior.

Ms. Kilbane is also involved in the community and serves on the boards of trustees of the United Way of Greater Cleveland, The Cleveland Leadership Center and the Cuyahoga Community College Foundation.

About The Andersons, Inc.

The Andersons, Inc. is a diversified company with interests in the grain, ethanol and plant nutrient sectors of U.S. agriculture, as well as in railcar leasing and repair, turf products production, and general merchandise retailing. Founded in Maumee, Ohio, in 1947, the company now has operations in seven U.S. states plus rail leasing interests in Canada and Mexico. Total revenues in 2006 were $1.5 billion. For more, visit The Andersons online at www.andersonsinc.com.